Exhibit 10.7

[Virgin Media Limited Letterhead]

28th June 2010

PRIVATE AND PERSONAL

[Address intentionally omitted]

Dear Robert,

2010 Finance Organisational review

As you know from our ongoing conversations, I have reviewed the finance team to determine how we can be better organised to make Virgin Media an even more successful organisation.  As we have discussed, this has meant some changes in your role with the addition of shared services and group risk coming under your remit on a permanent basis.

I have also considered your salary and total compensation as part of this review, I’m pleased to be able to confirm that to reflect the changes to your accountability under the new structure, your basic salary has been increased to £205,000 per annum with effect from 1st April 2010.  The rest of your terms and conditions of employment remain the same.

I look forward to continuing to work with you Robert to make a significant difference to the way finance influences commercial success at Virgin Media.

All the best.

/s/ Eamonn O’Hare

Eamonn O’Hare
Chief Financial Officer